Exhibit 10.2

FIRST AMENDMENT TO MANAGEMENT AGREEMENT

THIS FIRST AMENDMENT TO MANAGEMENT AGREEMENT (this “Amendment”) is made and entered into as of August 14, 2020 (the “Effective Date”), by and between LF3 Prattville TRS, LLC, a Delaware limited liability company (the “Owner”), and NHS LLC dba National Hospitality Services, a North Dakota limited liability company (the “Operator”).

RECITALS:

A.Owner and Operator are parties to that certain Management Agreement dated as of July 11, 2019 (the “Agreement”) with respect to the Home2 Suites by Hilton Prattville located at 2505 Legends Drive, Prattville, AL 36066, as more particularly described in the Agreement; and

B.As a result of the hardship brought by the COVID-19 pandemic, the Owner is amending its loan with Wells Fargo Bank (the “Lender”), including loan covenants that will affect the terms of the Agreement, effective as of August 14, 2020 (the “Loan Agreement Amendment”); and

C.In conjunction with the amendment of the loan with the Lender, Owner and Operator desire to amend the Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Operator agree as follows:

1.Management Fee.  Beginning on the Effective Date and ending when the Financial Covenants Benchmark, as defined below, is satisfied, Owner and Operator agree the Management Fee paid to the Operator shall be reduced from 4.00% of the Gross Revenue from the operation of the Hotel in each Operating Year to 3.00% of the Gross Revenue from the operation of the Hotel in each Operating Year.  The unpaid 1.00% of the Management Fee shall accrue and shall be paid after the Financial Covenants Benchmark is satisfied.

For the purposes of this Section, Financial Covenants Benchmark shall mean that Owner has maintained a Debt Service Coverage Ratio of at least 1.30:1.00 and a Debt Yield of at least 10.00% measured on a trailing twelve month basis for at least two consecutive calendar quarters (but, for avoidance of doubt, in no event before June 30, 2021), as evidenced by a Compliance Certificate, with accompanying Financial Statements, delivered to and approved by Lender (unless defined herein, the definitions in the Loan Agreement Amendment shall apply to any capitalized term this Section 1).

2.Definitions. Capitalized terms used in this Amendment and not otherwise defined, expressly or by reference, shall have the meaning ascribed to them in the Agreement.

3.No Further Amendment. All remaining terms, conditions and provisions contained in the Agreement shall remain unmodified and in full force and effect.

4.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The submission of a signature page transmitted by electronic transmission, including PDF via email, shall be considered an “original” signature page for the purposes of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

OWNER:

LF3 Prattville TRS, LLC
a Delaware limited liability company

By:	Lodging Fund REIT III TRS, Inc.
Its:	Sole Member

/s/ Corey R. Maple
By:	Corey R. Maple
Its:	Chief Executive Officer and Secretary

OPERATOR:

NHS LLC DBA National Hospitality Services
a North Dakota limited liability company

/s/ Norman H. Leslie
By:	Norman H. Leslie
Its:	President